Exhibit 23.2

Consent of Independent Registered

Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Transcept Pharmaceuticals, Inc. of our report, which includes an explanatory paragraph related to Paratek Pharmaceuticals, Inc.’s ability to continue as a going concern, dated August 28, 2014, on our audits of the financial statements of Paratek Pharmaceuticals, Inc. as of December 31, 2013 and 2012 and for the years then ended, which report is included in Amendment No. 1 to the Registration Statement on Form S-4 (333-198464) of Transcept Pharmaceuticals, Inc. We also consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement on Form S-4 incorporated by reference in this Registration Statement.

/s/ CohnReznick LLP

Vienna, Virginia

October 27, 2014